An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular, Subject to Completion

Dated May __, 2021

Up to $10,000,000

Up to 2,337,663 shares of Common Stock by the Company

Up to 1259,740 shares of Common Stock by Selling Shareholders

Minimum Investment Amount: $400.00

Prepared by:

Elana M. Hirsch - President

646-300-9208

emh@piratecapital.co

www.piratecapital.co

The offering (the “Offering”) is for up to 2,597,403 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”) of the Greenery Map, Inc., a Nevada corporation (the “Company”, “Greenery Map”, “we”, or “our”) at $3.85 per share and our selling shareholders are offering up to 259,740 shares of our common stock at $2.00 per share. Any sales of shares under this Offering must be made on a pro rata basis among the Company and the selling stockholders (approximately 77% to the Company, 23% to selling shareholders). We will not receive any of the proceeds from the sale of shares by the selling shareholders. The primary offering by us will be conducted on a “best-efforts” basis, which means our directors and officers will use their commercially reasonable best efforts in an attempt to offer and sell the shares. Our directors and officers will not receive any commission or any other remuneration for these sales.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer the Shares on a best effort’s basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we will immediately deposit said proceeds into our bank account and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. We, by determination of our Board of Directors, in its sole discretion, may issue the Shares under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by us from subscribers for this Offering will be available for use by us upon acceptance of subscriptions for the Shares by us.

Sale of these Shares will commence within two calendar days of the qualification date (the “Qualification Date”) and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

We are selling the Shares on a “best efforts” basis through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”), and we intend to sell the Shares either directly to investors or through registered broker-dealers who are paid commissions. This Offering will terminate on the earlier of (i) April 1, 2022, (ii) the date on which the Maximum Amount is sold, or (iii) when the Board of Directors of the Company elects to terminate the Offering (in each such case, the Termination Date). There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Amount, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Amount or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including without limitation, offering expenses, working capital and general corporate purposes and other uses as more specifically set forth in the “Use of Proceeds” section of this Offering Circular. However, we will not hold a closing until we have a minimum of 100 investors who subscribe for Shares. The minimum investment amount from an investor is $400.00. See “Description of Capital Stock” beginning on page 32 for a discussion of certain items required by Item 14 of Part II of Form 1-A.

Investing in the Shares involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See Risk Factors” starting on page six for a discussion of certain risks that you should consider in connection with an investment in the Shares.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering Circular follows the disclosure format of Part I of Form S-1 as applicable to smaller reporting companies pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

	Price to Public	Underwriting discount and commissions (2)	Proceeds to issuer (3)	Proceeds to other persons
Per Share by Company	$3.85	$0.00	$3.85	$0.00
Per Share by Selling Shareholders	$2.00	$0.00	$(0.18)	$2.00
Total Minimum (1)	None	N/A	N/A	N/A
Total Maximum	$10,000,000	$0.00	$8,200,000	$1,000,000

(1) The minimum subscription is $400.00.

(2) There is no underwriter for the securities offered by this Offering Circular. The Company intends to sell the securities itself in its capacity as issuer; however, the Company reserves the right to use the services of a placement agent. In the event such services are sought, the fee for such services will be up to 8% in cash and/or common stock of the subscriptions provided by such placement agent. If the Maximum Offering is sold through such services, and the fee is paid entirely in cash, such fees would total $800,000. We may opt to list on one of the Crowdfunding platforms.

(3) Ancillary fees, such as legal and auditor’s fees associated with the offering will be approximately $107,000. In the event the Maximum Offering is sold through the services of a placement agent or registered representatives as described in footnote (2) above, and the fee for such services is paid entirely in cash, the net proceeds to the Company would be $8,164,921.

We are offering to sell, and seeking offers to buy, Shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

You should not interpret the contents of this Offering Circular to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in the Shares.

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USE OF MARKET AND INDUSTRY DATA

This Offering Circular includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Offering Circular.

Solely for convenience, we refer to our trademarks in this Offering Circular without the ® or the ™ or symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our own trademarks. Other service marks, trademarks and trade names referred to in this Offering Circular, if any, are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to protect our brand and reputation;

●	Our ability to repay our debts;

●	Our ability to rely on third-party suppliers outside of the United States;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete and succeed in a highly competitive and evolving industry; and

●	Our ability to respond and adapt to changes in technology and customer behavior.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read the entire Offering Circular carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes thereto included elsewhere in this Offering Circular, before making an investment decision.

Unless the context requires otherwise, “we,” “us,” “our,” and the “Company” refer to Greenery Map, Inc. and its subsidiaries.

Business

Greenery Map, Inc. (“Greenery Map”, “we” or the “Company”) was incorporated on March 28, 2018 under the laws of the State of Nevada.

Greenery Map is an innovative, comprehensive, medical cannabis search engine and e-commerce delivery platform that provides an easy way to connect users looking to achieve a specific mood with the cannabis product that will provide the effects. Once they choose the product, the platform will connect them with the dispensaries that have the product and users can easily pay with credit card for a seamless delivery order.

After witnessing the lack of knowledge in cannabis, we realized that consumers smoke and consume cannabis products that do not fit them. Yet, consumers need to understand that some strains result in certain effects that may be appropriate for a given circumstance, while others can highly interfere with one’s goals both during the day and night.

Greenery Map addresses this problem by providing users with a cannabis search engine that allows them to check what is right for them in an easy, friendly, honest, and informative way – allowing them to enjoy all the advantages of cannabis, whether for medical or recreational purposes. Greenery Map takes it a step further with easy credit card processing capabilities directly within the platform for easy purchase.

Our Market Strategy

We seek to offer a complete, end-to-end medical cannabis search engine and e-commerce delivery tool. Our search engine features educational information regarding strains, a dispensary mapping tool, and an ordering function that accepts credit cards.

Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in the section entitled “Risk Factors” before investing in our Common Stock, including the following risks:

●	We have little to no operating history as a combined entity and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

●	The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

●	The current economic conditions largely caused by the coronavirus pandemic have had, and likely will continue to have for the foreseeable future, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity.

●	Continued development of the cannabis industry is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of marijuana, which would negatively impact our business.

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●	After this Offering, our executive officers, directors and principal stockholders will maintain the ability to control substantially all matters submitted to stockholders for approval.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

Corporate Information

Our principal executive offices are located at 11554 Lampeter Ct, Las Vegas, NV 89138. Our telephone number is (305) 799-3700. The address of our website is www.greenerymap.com. Information contained on or accessible through our website is not a part of this Offering Circular and should not be relied upon in determining whether to make an investment decision.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in this Offering Circular;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of this Offering or such earlier time that we are no longer an emerging growth company. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have not elected to take advantage of certain of the reduced disclosure obligations in this Offering Circular, but may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies is irrevocable.

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SUMMARY OF THE OFFERING

Issuer in this Offering:	Greenery Map, Inc.

Shares offered by Company	2,328,551 shares of our Common Stock.

Shares offered by Selling Stockholders	268,852 shares of our Common Stock.

Common Stock outstanding before the Offering	11,035,871

Common Stock outstanding after the Offering	13,399,882

Price per Share	$3.85

Division of Proceeds	The shares sold by us and by the selling shareholders will be sold together, with proceeds to be divided approximately 90/10 between us and the selling stockholders.

Use of proceeds	If we sell all the Shares, our net proceeds will be $8,168,921. Of this amount, we expect to use $2,500,000 for general working capital purposes and the remaining $5,668,921 for brand recognition and strategic planning.

Offering Amount	$10,000,000

Risk Factors	Investing in the Shares involves risks. See “Risk Factors” for a discussion of certain factors that you should carefully consider before making an investment decision.

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RISK FACTORS

Investing in our Shares involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this Offering Circular before purchasing our shares. If any of the following risks occurs, our business, financial condition, liquidity, results of operations or business prospects could be materially and adversely affected. In that case, the trading price of our shares could decline, and you may lose some or all of your investment.

Risks Related to Our Company

We have little to no operating history as a combined entity and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

We were organized on March 28, 2018, and therefore have little operating history. Despite the experience and track record of our management team, historical results are not indicative of, and may be substantially different than, the results we achieve as a public company. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies as described in this Offering Circular. The results of our operations depend on several factors, including the level and volatility of interest rates, our success in attracting and retaining motivated and qualified personnel, the availability of adequate short and long-term financing, conditions in the financial markets and general economic conditions. In addition, our future operating results and financial data may vary materially from the historical operating results and financial data as well as the pro forma operating results and financial data contained in this Offering Circular because of a number of factors, including costs and expenses associated with being a public company. Consequently, the historical and pro forma financial statements contained in this Offering Circular may not be useful in assessing our likely future performance.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chief Executive Officer, Dan Ishaki, our Chief Financial Officer, Michael Goffinet, and our Chief Technology Officer, Carlos Mejia. The loss of the services of any of these key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited to no operating history and limited experience in making these estimates, judgments and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical accounting policies — Use of estimates” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

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We may require additional financing to sustain or grow our operations.

We estimate that we will receive net proceeds from this Offering of approximately $8,168,921 after deducting the estimated expenses of this Offering. Especially if we do not raise the full amount we expect to raise in this Offering, we may need to borrow funds or raise additional equity capital to sustain our operations. In addition, our growth will be dependent on our ability to access additional equity and debt capital after this Offering is completed. Moreover, part of our business strategy may involve the use of debt financing to increase potential revenues. Our inability in the future to obtain additional equity capital or a corporate credit facility on attractive terms, or at all, could adversely impact our ability to execute our business strategy, which could adversely affect our growth prospects and future stockholder returns.

If we fail to manage our growth, our business and operating results could be harmed.

As we seek to advance our service offerings, we will need to expand our development, marketing and sales capabilities or contract with third parties to provide these capabilities for us. We anticipate that a period of significant expansion will be required to address potential growth and to handle expanded service offerings. This expansion will place a significant strain on our management, operational and financial resources. To manage the expected growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and must establish a qualified finance, administrative and operations staff. Our management may be unable to hire, train, retain, motivate and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities. Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition.

An inability to develop and introduce service offerings in a timely and cost-effective manner may damage our business.

Our sales and profitability depend on our ability to bring service offerings to market to meet customer demands and before consumers begin to lose interest in a given service. There is no guarantee that we will be able to new or continuing service offerings in a timely manner and on a cost-effective basis to meet constantly changing consumer demands. Moreover, unforeseen delays or difficulties in the development process, significant increases in the planned cost of development or changes in anticipated consumer demand for our service offerings may cause the introduction date for new service offerings to be later than anticipated, may reduce or eliminate the profitability of such service offerings or, in some situations, may cause a new service offering introduction to be discontinued.

We may incur indebtedness in the future, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and may impair our ability to react quickly to changes in our business.

Our exposure to debt financing could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position. For example, it could:

●	increase our vulnerability to adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings could be at variable rates of interest;
●	require us to dedicate future cash flows to the repayment of debt, thereby reducing the availability of cash to fund working capital, capital expenditures or other general corporate purposes;
●	limit our flexibility in planning for, or reacting to, changes in our business and industry; and
●	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants contained in our debt agreements.

If we elect to raise equity capital in the future, our current stockholders could be subjected to significant dilution. If we are unable to raise capital in the future, we may seek other avenues to fund the business, including sale/leaseback arrangements or seeking to sell assets of all, or a portion of, our operations.

If our business does not generate sufficient cash flow from operations and sufficient future financing is not available to us, we may not be able to repay our debt, operate our business or fund our other liquidity needs. If we cannot meet or refinance our obligations when they become due, we may be required to attempt to raise capital, reduce expenditures or take other actions which we may be unable to successfully complete or, even if successful, could have a material adverse effect on us. If such sources of capital are not available or not available on sufficiently favorable terms, we may seek other avenues to fund the business, including sale/leaseback arrangements or seeking to sell assets of all, or a portion of, our operations. If we decide to raise capital in the equity markets or take other actions, our stockholders could incur significant dilution or diminished valuations, or, if we are unable to raise capital, our ability to effectively operate our business could be impaired. In addition, if we are successful in raising capital in the equity markets to repay our indebtedness, or for any other purpose in the future, our stockholders could incur significant dilution.

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Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.

We are subject to the following factors that may negatively affect our operating results:

●	the announcement or introduction of new service offerings by our competitors;
●	our ability to upgrade and develop our systems and infrastructure to accommodate growth;
●	our ability to attract and retain key personnel in a timely and cost-effective manner;
●	technical difficulties;
●	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;
●	regulation by federal, state or local governments; and
●	general economic conditions.

As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our quarterly revenues and operating results are difficult to forecast.

We are increasingly dependent on information technology, and potential cyberattacks, security problems or other disruption and expanding social media vehicles present new risks.

We rely on information technology networks and systems, including the internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, billing and operating data. We may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption or leakage of information from our systems could harm our reputation and business.

In addition, the use of social media could cause us to suffer brand damage or information leakage. Negative posts or comments about us on any social networking website could damage our or our brands’ reputations. Employees or others might disclose non-public sensitive information relating to our business through external media channels, including through the use of social media. The continuing evolution of social media will present us with new challenges and risks.

Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.

We are subject to regulation by laws and regulations at the local, state and federal levels. These laws and regulations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.

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For example, on July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law. Many of the provisions of the Dodd-Frank Act have had extended implementation periods and delayed effective dates and have required extensive rulemaking by regulatory authorities. Although the full impact of the Dodd-Frank Act on us may not be known for an extended period of time, the Dodd-Frank Act, including the rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals affecting taxation that are proposed or pending in the U.S. Congress, may negatively impact our operations, cash flows or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business.

We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

There are a number of companies that provide service offerings similar to ours. Many of our anticipated competitors are significantly larger than we are and have considerably greater financial, technical, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

If we fail to protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our net revenue and increase our costs.

Our long-term success will depend to some degree on our ability to protect the proprietary technology that we have developed or may develop or acquire in the future. We currently do not have any registered patents, or pending patent applications. Patent applications can take many years to issue, and we can provide no assurance that any such patents would be issued. If we are denied any or all of these patents, we may not be able to successfully prevent our competitors from imitating our products or using some or all of the processes that are the subject of such patent applications. Such imitation may lead to increased competition within the finite market for products such as ours. Even if our pending patents were to be issued, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive products. Although we may aggressively pursue anyone whom we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties that may infringe upon our intellectual property rights will require substantial financial resources, especially given our lack of patent registrations and applications. We may not have the financial resources to bring such suits, and if we do bring such suits, we may not prevail. Regardless of our success in any such actions, we could incur significant expenses in connection with such suits.

Third-party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.

We are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

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Risks Associated with an Investment in our Shares

After this Offering, our executive officers, directors and principal stockholders will maintain the ability to control substantially all matters submitted to stockholders for approval.

Upon the closing of this Offering, our executive officers, directors and stockholders who owned more than 5% of our outstanding Common Stock before this Offering will, in the aggregate, beneficially own 10,000,000 shares representing approximately 75% of our outstanding capital stock. As a result, if these stockholders were to choose to act together, they would be able to control substantially all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire. In addition, Pirate Capital LLC, our advisor in this Offering, owns 1.5% of the Common Stock on a fully diluted basis. We have agreed with Pirate Capital LLC that their ownership of such Common Stock will be non-dilutive for a period of 18 months following the completion of this Offering. Accordingly, in the event of issuance of additional shares of our Common Stock, we will need to issue additional shares to Pirate Capital LLC such that they maintain their 1.5% ownership.

The Shares sold in this Offering will be offered simultaneously with sales of common shares by the selling stockholders, which may adversely affect our ability to sell all of the shares in the primary offering by us.

We have not limited the number or timing of the offers and sales of the shares by the selling stockholders, which means that they may sell their shares at the same time as we are offering shares in our primary offering of up to $1,000,000. To the extent selling stockholders shares are sold prior to all of the shares being offered by the Company, this may reduce or decrease the number of shares we are able to sell to raise funds, which could have a negative impact on our plans to finance our business operations from these funds. In particular, if a market for our stock develops during this offering and the market price of the shares is lower than the offering price by us in this offering, investors may decide to purchase shares in the open market rather than from us in this offering.

There is no public market for our securities and a market may never develop, which could cause our shares to trade at a discount and make it difficult for holders to sell their shares.

Our shares are newly issued securities for which there is no established trading market. There can be no assurance that an active trading market for our shares will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their shares or as to the price that our stockholders may obtain for their shares of Common Stock.

The market price of our shares may fluctuate significantly.

The capital and credit markets have recently experienced a period of extreme volatility and disruption. The market price and liquidity of the market for shares may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. Some of the factors that could negatively affect the market price of our shares include:

●	our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;
●	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;
●	loss of a major funding source;
●	actual or anticipated accounting problems;
●	publication of research reports about us, or the industries in which we operate;
●	changes in market valuations of similar companies;
●	adverse market reaction to any indebtedness we incur in the future;
●	speculation in the press or investment community;
●	price and volume fluctuations in the overall stock market from time to time;
●	general market and economic conditions, and trends including inflationary concerns, the current state of the credit and capital markets;
●	significant volatility in the market price and trading volume of securities of companies in our sector, which are not necessarily related to the operating performance of these companies;
●	changes in law, regulatory policies or tax guidelines, or interpretations thereof;
●	any shortfall in revenue or net income or any increase in losses from levels expected by investors;
●	operating performance of companies comparable to us;
●	uncertainty surrounding the strength of the U.S. economic recovery; and
●	concerns regarding the United Kingdom’s exit from the European Union.

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As noted above, market factors unrelated to our performance could also negatively impact the market price of our shares. One of the factors that investors may consider in deciding whether to buy or sell our shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities increase.

Shares eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. After the completion of this Offering, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this Offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Common Stock to decline and delay the development of our products. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We believe it is likely that our board of directors will continue to conclude, that it is in the best interests of the Company and its stockholders to retain all earnings (if any) for the development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

The rights of the holders of Common Stock may be impaired by the potential issuance of preferred stock.

Although we have no present intention to issue any shares of preferred stock or to create any series of preferred stock, we may issue such shares in the future. If we were to issue shares of preferred stock, the rights of the holders of Common Stock could be impaired by such issuance of preferred stock. The possible negative impact on takeover attempts as a result of the issuance of such preferred stock could also adversely affect the price of our Common Stock.

Current economic conditions and capital markets are in a period of disruption and instability which could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

The current economic conditions largely caused by the coronavirus pandemic have had, and likely will continue to have for the foreseeable future, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity. The recent, substantial losses in worldwide equity markets could lead to an extended worldwide recession. We may face significant challenges if conditions in the capital markets do not improve. Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

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The coronavirus pandemic is causing disruptions in the workplace, which will have negative repercussions on our business if they continue for an extended period time.

We are closely monitoring the coronavirus pandemic and the directives from federal and local authorities regarding not only our workforce, but how it impacts companies we work with for our various projects. As more states and localities continue with social distancing and “work from home” regulations more and more companies will be forced to either shut down, slow down or alter their work routines. This could have a negative impact our business going forward if these conditions persist for an extended period of time.

Our proposed business is dependent on laws pertaining to the cannabis industry.

Continued development of the cannabis industry is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of marijuana, which would negatively impact our business.

As of the end of February 2019, 33 states and the District of Columbia allow its citizens to use medical marijuana. Voters in the states of Colorado, Washington, Alaska, Oregon and the District of Columbia have approved ballot measures to legalize cannabis for adult use. Currently as of the date of this Offering, there are 11 states that have legalized adult recreational use. The state laws are in conflict with the Federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. The prior administration (President Obama) effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. However, the Trump administration has indicated the potential for stricter enforcement of the cannabis industry at the federal level, but to date there has been very little in terms of action. There is no guarantee that the Trump administration or future administrations will maintain the low-priority enforcement of federal laws in the cannabis industry that was adopted by the Obama administration. The Trump administration or any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to our business and our shareholders.

Further, and while we do not intend to harvest, distribute or sell cannabis, if we conduct research with the cannabis plant, we could be deemed to be participating in cannabis cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

The cannabis industry faces opposition.

Large, well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical cannabis will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical cannabis industry could face a material threat from the pharmaceutical industry, should cannabis displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical cannabis movement. Any inroads the pharmaceutical industry could make in halting or impeding the cannabis industry could have a detrimental impact on our proposed business.

Cannabis remains illegal under Federal law.

Cannabis is a schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of cannabis has been legalized, its production remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in our inability to proceed with our business plan.

Laws and regulations affecting the medical cannabis industry are constantly changing, which could negatively affect our proposed operations.

Local, state and federal medical cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

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Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this Offering, after deducting estimated Offering expenses of  $796,000 will be approximately $8,200,000, assuming the maximum amount of Shares are sold.

Assuming the maximum amount of Shares are sold in the Offering, we intend to use the net proceeds from this Offering as follows: (i) approximately $2,500,000 for general working capital purposes, and (ii) $5,700,000 for brand recognition and strategic planning.

Assuming the maximum amount of Shares are sold in the Offering, we expect that the net proceeds from this Offering, together with our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements for at least 24 months. The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do not sell all of the Shares offered hereby, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above, through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our service offerings. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

In addition, we plan to invest these proceeds in short term investments until needed for the uses described above.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2020:

●	on an actual basis; and
●	on an as adjusted basis to give effect to the net proceeds from the sale by us of 2,597,403 Shares in this Offering, at an offering price of $3.85 per Share, after deducting the estimated offering expenses of $796,000.

You should read this information together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our consolidated financial statements and related notes appearing elsewhere in this Offering Circular.

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	As of December 31, 2021
	Actual	Proforma Assuming 2,597,403 Shares Sold As adjusted
Long Term Debt	$7,521	$7,521
Stockholders’ (Deficit) Equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized; 10,120,000 shares issued and outstanding, actual; 12,484,011 shares issued and outstanding, as adjusted
Additional paid-in-capital	224,192	9,189,113
(Accumulated deficit) retained earnings	(1,268,496)	(1,268,496)
Total stockholders’ (deficit) equity	(1,044,304)	7,124,617
Total Capitalization	$38,962,000	$48,037,513

DIVIDEND POLICY

Holders of our Common Stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. As a Nevada corporation, we are not permitted to pay dividends if, after giving effect to such payment, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy any preferential rights if we were dissolving.

Our ability to pay dividends to our stockholders in the future will depend upon our liquidity and capital requirements, as well as our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Common Stock and other factors deemed relevant by our board of directors.

DILUTION

We are offering for sale to new investors up to 2,597,403 Shares at $3.85 per Share. The following table sets forth on a pro forma basis as of May 12, 2021, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from us, the total consideration paid to us, and the price per Share.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing Shareholders	11,035,665	81%	$224,192	2%	$.02

New Investors	2,357,276	19%	$8,964,921	97%	$3.80

Total	13,392,941	100%	$9,189,113	100%	$.69

The table above excludes:

●	Pirate Capital LLC, our advisor in this Offering, owns 1.5% of the Common Stock on a fully diluted basis. We have agreed with Pirate Capital LLC that their ownership of such Common Stock will be non-dilutive for a period of 18 months following the completion of this Offering. Accordingly, in the event of issuance of additional shares of our Common Stock, we will need to issue additional shares to Pirate Capital LLC such that they maintain their 1.5% ownership with the right to resale up to $100,000 in stock remaining non-dilutive through this offering in addition to other fees.

If you invest in this Offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of our Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this Offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Common Stock in this Offering and the pro forma as adjusted net tangible book value per share of our Common Stock.

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Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of our shares outstanding. Our historical net tangible deficit as of December 31, 2020 was $1,044,304 or $(.10) per share, based on 10,120,000 shares of our Common Stock outstanding as of December 31, 2020.

After giving effect to the sale by us of 2,597,403 Shares in this Offering at the offering price of  $3.85 per Share, and after deducting estimated Offering expenses payable by us, the pro forma as adjusted net tangible book value of our Common Stock would have been $7,124,617 or $0.57 per share. This represents an immediate increase in pro forma net tangible book value of  $0.67 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of  $(.10) per share to investors purchasing Shares in this Offering. The following table illustrates this dilution:

Offering price per share		$3.85
Net tangible book value (deficit) per share at December 31, 2020	$(.10)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	.67
Pro forma as adjusted net tangible book value per share immediately after this offering		.57
Dilution in pro forma net tangible book value per share to new investors in this offering		$(3.28)

To the extent that any of the foregoing are issued or exercised, investors participating in this Offering will experience further dilution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with the sections of this Offering Circular entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “Business,” and other sections included elsewhere in this Offering Circular. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Actual results could differ materially because of the factors discussed in “Risk Factors” elsewhere in this prospectus, and other factors that we may not know. We assume no obligation to update any of these forward-looking statements except to the extent required by law.

BUSINESS OVERVIEW

We are an innovative, comprehensive, cannabis search engine and e-commerce delivery platform that provides an easy way to connect users looking to achieve a specific mood with the cannabis product that will provide the effects. Once they choose the product, the platform will connect them with the dispensaries that have the product.

After witnessing the lack of knowledge of cannabis products amongst consumers and users, we realized consumers smoke and consume cannabis products that do not fit them. Yet, consumers need to understand some strains result in certain effects that may be appropriate for a given circumstance, while others can highly interfere with one’s goals both during the day and night.

We address this problem by providing users with a cannabis search engine that allows them to check what is right for them in an easy, friendly, honest, and informative way – allowing them to enjoy all the advantages of cannabis, whether for medical or recreational purposes.

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In addition to the user experience, dispensaries will upload all pertinent information to their retail operation to the platform, including photos of licenses, product descriptions and pictures, information about their mission, their contact information, and other relevant data. In order to lower the barrier to entry we plan on making dispensary and user sign-ups free.

An affiliate transaction percentage of 30% will only be implemented once a user facilitates a transaction through a specific dispensary, of which we will pay for marketing fee and sales commissions from its affiliate fee. We will not handle any product, and upon closing of a sale, will leave it to the dispensaries with delivery capabilities to ship products directly to the end-user. Additionally, we will provide users with the opportunity to rate strains, rate products, and review dispensaries through the platform.

Ultimately, the application allows users to:

●	Find the necessary information about the strains, hash oils, dispensaries, vendors (efficiency);
●	Order products that best fit for their need, ahead of time and will be ready for pickup (saves time);
●	Give the feedback (strains, hash oils, vendors);
●	Chat with other users;
●	Share on the Facebook, Google+, Twitter accounts

We believe that the greatest advantage of cannabis lies in the knowledge and understanding of which products are best fit and appropriate for a user’s desired needs. Thus, our mission is to connect people with the most up-to-date information for specific cannabis strains and their effects in order to provide users with the cannabis product that will deliver them the desired result.

FINANCIAL SUMMARY

Revenues - We had no revenues from operations in each of the last two fiscal years, or in the current fiscal year.

General and administrative expenses (G&A) – G&A mainly consist of rent, marketing, interest on loans from shareholders, and salary expense for our founder and CEO. For the year ended December 31, 2020, compared to 2019, G&A increased from $281,149 to $398,351 an increase of $117,202 or 41.7%. This increase was mostly due to an increase in interest on loans from shareholders and consulting fees. While loans to shareholders only increased $48,048 from December 31, 2019 to 2020, the majority of loans to shareholders in 2019 were received in the last half of the 2019, resulting in lower interest expense in 2019.

Software development costs – For the year ended December 31, 2020, compared to 2019, software development costs decrease from $230,394 to $45,065 a decrease of $185,329 or 80.4%. This decrease was due to the timing of developing our cannabis search engine and e-commerce delivery platform. The majority of the development costs were incurred in 2019.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2020, we had total current assets of  $33,857 and current liabilities of  $1,087,010 resulting in negative working capital of  $1,053,153. While we had a significant working capital deficit, $499,908 and $33,302 of the December 31, 2020 current liabilities represents loans from stockholders and related accrued interest, respectively. Neither of which have a stated due date. Also, included in the December 31, 2020 current liabilities were $529.042 of accrued payroll for our founder and CEO. At December 31, 2020, we had total assets of  $50,227 and total liabilities of  $1,094,531 resulting in stockholders’ deficit of  $1,044,304.

At December 31, 2020, we had a cash and cash equivalents balance of  $33,857. We expect our current cash on hand to be sufficient to meet our operating expenses, debt service and capital requirements for at least the next twelve months from the date of this filing. We believe that our current cash and cash expected to be generated from operations, along with proceeds from this Offering, will be sufficient for us to fund our operating expenses, debt service and capital expenditure requirements for the next 24 months.

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Thereafter, we may need to raise further capital, through the sale of additional equity or debt securities, to support our future operations. Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

Cash used for operations was $279,195 and $180,264 for the years ended December 31, 2019 and December 31, 2020, respectively.

We had no capital expenditures for during 2019 and 2020.

During 2019, operations were funding by loans from the founder and CEO.

During 2020, cash inflows included $170,000 from the sale of 203,334 shares of common stock, and $140,890 in new shareholder loans in exchange for 5% per annum and 74,000 shares of common stock.

In October 2020, we paid $25,000 and issued 151,800 shares to Pirate Capital LLC, an investment advisory firm, to assist us with our Regulation A offering, which we expect to complete by the end of Q2 or the beginning of Q3.

OFF-BALANCE SHEET ARRANGEMENTS

We did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

CRITICAL ACCOUNTING POLICIES

Use of Estimates: In preparing financial statements in conformity with U.S. GAAP, we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by us include, but are not limited to, the allowance for bad debt, income taxes and unrecognized tax benefits, and assumptions used in assessing impairment of long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without any restrictions.

Revenue Recognition: Revenue is recognized when the control of the promised goods, through performance obligation, is transferred to the customer in an amount that reflects the consideration we expected to be entitled to in exchange for the performance obligations. We will generate substantially all its revenue from the sale of cannabis and hemp products through contracts with customers, relationships with wholesalers and distributors, and sales of products directly to consumers. Cannabis and hemp products are sold through various distribution channels. Revenue is recognized when the control of the goods is transferred to the customer, which occurs at a point in time, typically upon delivery to or receipt by the customer, depending on shipping terms. In determining the transaction price for the sale of goods, we consider the effects of variable consideration. Some contracts for the sale of goods may provide customers with a right of return, volume discount, bonuses for volume/quality achievement, or sales allowances. In addition, we may provide, in certain circumstances, a retrospective price reduction to a customer based primarily on inventory movement. These items give rise to variable consideration. We use historical evidence, current information, and forecasts to estimate the variable consideration.

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Property and equipment: Property and equipment are stated at cost less accumulated depreciation and impairment. Depreciation of property and equipment are calculated on the straight-line method over their estimated useful lives or lease terms generally as follows:

Classification	Useful Life
Equipment	1 to 10 years
Building Improvements	11 to 20 years

Income Taxes: We account for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we generally consider all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. We establish valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

We recognize the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. We classify potential accrued interest and penalties related to unrecognized tax benefits within the accompanying consolidated statements of operations and comprehensive income (loss) as income tax expense.

Related Parties: We follows subtopic 850-10 of the FASB ASC for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 related parties include:

a. affiliates of the our; b. entities for which investments in their equity securities would be required, absent the election of the FV option under the FV Option Subsection of Section 825– 10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. owners of our common stock; e. our management; f. other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to the extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies: We follow subtopic 450-20 of the FASB ASC to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur. We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.

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In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates it is probable a material loss was incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We do not believe, based upon information available at this time, that these matters will have a material adverse effect on our financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect our business, financial position, and results of operations or cash flows.

New Accounting Pronouncements: Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by us to have a material impact on the our present or future financial statements.

RELATED PARTY TRANSACTIONS

We had $451,860 and $499,908 due to our shareholders as of December 31, 2019 and December 31. 2020, respectively. The loans are due within 30 days of the shareholder’s request. During 2020, we borrow $37,000 from a shareholder that received 74,000 shares of common stock in lieu of interest. The remaining loans accrue interest at five percent per annum on any outstanding amounts. Interest accrues at five percent per annum on any outstanding amounts. We paid no interest on these loans during 2019 or 2020, resulting in accrued interest payable of $8,102 and $33,302 as of December 31, 2019 and 2020. We included these amounts in Accrued expenses in the accompanying Balance Sheets.

We entered into an agreement with BH Locksmith, Inc. to repurchase 1,000,000 shares of its common stock by December 31, 2019, for $100,000. If we were unable to repurchase the common stock, the agreement required us to pay the prime interest rate on any outstanding effective January 1, 2020. We were unable to fund any of the outstanding balance; therefore, we recorded $100,000 as loans to shareholders and recorded an offsetting amount in Common Stock.

We provided a vehicle for its founder and CEO during 2019 and 2020. The vehicle was purchased for $24,992 and recorded in Property and Equipment. The purchase of said vehicle resulted in a loan of $23,999 and was recorded as Long-term Debt. We are current on its payments.

We entered into a lease effective December 29, 2017 for a residential property which we use as its headquarters. The monthly rent is $3,230. The lease ended April 30, 2021. We are currently renting the property on a month-to-month basis.

BUSINESS OVERVIEW

We were incorporated on March 28, 2018 under the laws of the State of Nevada.

We are an innovative, comprehensive cannabis search engine that provides an easy way to connect users looking to achieve a specific mood with the cannabis product that will provide the desired effects. Once users choose the product, the platform will connect them with the dispensaries that have the product of their choosing.

Through our app, users are able to input details about various preferred psychoactive and physical effects that best fit their needs such as happiness, relaxation, concentration, creativity, pain management, lifting appetite, and more. Based off these criteria, Greenery Map’s search engine will populate a list of 10,000+ strains and products that best fit those desired results, ranking them on a 100% scale from most relevant to least (i.e. Green Crack: 100%, Sour Diesel: 98%, Jack Here: 95%, OG Kush: 68%). A detailed history and description of the strain will be provided accordingly, along with user ratings based off personal experiences. Each strain profile will illustrate why they were ranked high or low based on matching criteria associated with the preferred psychoactive and physical effects mentioned above.

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Upon identifying the specific strains best fit for their needs, we provide users with a portal to pinpoint dispensaries that carry such strains within the users’ geographical locale. Users can easily map out nearest dispensaries that have a specific strain or a concentration of related strains, and through a dispensary review and rating system, users can choose to visit the dispensary or purchase the products on our site. There are 1930 dispensaries from the US and 120 dispensaries from Canada currently featured on Greenery Map.

Ultimately, we aim to disseminate quality information regarding the extensive list of cannabis strains currently available in the market, while significantly reducing the hassle of a consumer’s selection process.

We believe that the greatest advantage of cannabis lies in the knowledge and understanding of which products are best fit and appropriate for a users’ desired needs. Due to the immense lack of knowledge on the subject, consumers smoke and consume cannabis products that do not fit them. Education here is key; the greatest advantage of cannabis is that the numerous strains developed have specific individual effects, and different strains can be better utilized, enjoyed, and adapted to best suit a certain moment. Consumers need to understand that some strains result in certain effects that may be appropriate for a given circumstance, while others can highly interfere with one’s goals whether during the day or night.

With the rapid development of the market, there are currently thousands of varieties of cannabis and each strain has a different, unique profile.

Greenery Map addresses this problem by providing users with a medical and recreational cannabis search engine that allows them to check what is right for them and purchase in an easy, friendly, honest, and informative way, allowing them to enjoy all the advantages of cannabis. Greenery Map is designed to help users single out the best type of cannabis for their intended usage.

Every year, cannabis sale and consumption is further legalized in both the United States and countries around the globe. Most recently, New York has voted to legalize recreational cannabis, so thousands of new dispensaries across one of the country’s most populous states will be opening. As new states and countries begin to authorize the legal sale of cannabis for recreational and medicinal purposes, Greenery Map has the ability to expand reach, operations, and profits.

Our Market Strategy

Driven by the legalization of cannabis for both medical and recreational usage across different states, the sale of cannabis products has shown significantly strong performance in recent years. By the end of 2018, the recreational segment alone registered an explosive growth of 45.0% as it reached $5.1 billion in total revenues, while the medical cannabis segment grew by 17.8% as it reached $4.5 billion. These developments are expected to continue in the forecast period to 2022 as the entire industry’s revenue reaches $77.1 billion, more than doubling its value in 2018. This provides a robust landscape for Greenery Map.

Cannabis ancillary firms were noted by Marijuana Business Daily to be one of the most flexible segments in the industry, especially when taking into account the less stringent regulations and rules that govern their businesses. On the average, each ancillary firm is estimated to operate in over 16 states, and others are further capable of conducting their businesses in other countries where cannabis is legal, such as Canada. Further, ancillary firms were noted to be significantly profitable, with 79% of over 13,000 – 18,000 firms already generating revenues in 2017. Again, with less regulations, these businesses are able to jumpstart their operations much quicker compared to cannabis cultivators, cannabis manufacturers, cannabis distributors, and other players in the plant-touching supply chain.

The total expected market demand for the cannabis industry is estimated to reach as much as $45 billion to $50 billion based on the projections for the entire cannabis sales, including the black market. Currently, 30 states including the District of Columbia allow some form of cannabis usage, may it be for medical or recreational purposes. As the number of these states continue to progress, the industry is expected to capture a bigger percentage of the total black-market sales. With the rising approval of consumers in the entire US in the legalization of cannabis, according to recent Fox News Polls, cannabis legalization is expected to continue proliferating to more states. Furthermore, the rapid development of states, such as California, further testify to the large demand for cannabis in the U.S. According to Cannabiz Media, as of March 31, 2018, there were already 309 licensed recreational retailers in the state and 366 licensed medical dispensaries catering to 1,256,550 registered patients. As more retailers and dispensaries begin their operations, the target market and overall opportunity for Greenery Map’s business will also continue to rise.

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We seek to offer a complete, end-to-end medical cannabis search engine tool. Our search engine features information regarding strains, and a dispensary mapping tool.

In addition to the user experience, dispensaries will upload all pertinent information to their retail operation to the platform, including photos of licenses, product descriptions and pictures, information about their mission, their contact information, and other relevant data. In order to lower the barrier to entry, we will make dispensary and user sign-ups free. An affiliate transaction percentage of 35% will only be implemented for referrals once a user facilitates a transaction through a specific dispensary, of which the Company will pay for marketing fees and sales commissions. We will not handle any product.

Additionally, Greenery Map provides users with the opportunity to rate strains, rate products, and review dispensaries through the platform.

Ultimately, the application allows users to:

●	find the necessary information about the strains, hash oils, dispensaries, vendors (efficiency);

●	order products that best fit for their need, ahead of time and will be ready for pickup (saves time);
●	easy transaction (credit and debit card accepted);
●	give the feedback (strains, hash oils, vendors);
●	chat with other users;
●	share on the Facebook, Google+, Twitter accounts.

The application will also allow retailers to:

●	disseminate information about their product line and operation;

●	facilitate orders ahead of time and reduce time wasted on conducting transactions in-store;
●	update their own private database that they have full control over B2B and other promotional initiatives;
●	upload any information that they need to help their marketing strategies;
●	access new leads they were previously not privy to;
●	generate more revenue without spending additional marketing dollars.

We have also added more functionality to the platform. These include:

●	CBD retail
●	Partner with PayHouse
●	Partner With RoveTek Technology
●	To build a Shopping Cart for Dispensaries along with an app/site for these dispensaries to sell online
●	API integration for dispensaries to keep updates on their inventory through Greenery Map
●	Dispensaries can now upload their inventory that users can choose from before checking out
●	Referring Program for users – receive a point for Free Products from dispensaries

Competition and Industry Background

We primarily compete with similar concepts such as Leafly, Allbud, and iBudtender. We strive to supplant incumbent forms of cannabis information and advertising websites by allowing users to determine a comprehensive list of cannabis strains based on their specific preferences, as well as the individual vendors that carry the specific strains.

In doing so, consumers will be properly educated about the 4,000+ different strains that are currently available in the market, and will be able to purchase the correct cannabis products for their needs. Further, vendors will be provided with a new avenue to highlight the specific types of cannabis products they offer, providing them access to a new consumer base.

Our search engine bridges three crucial aspects of a cannabis consumer’s typical path-to-purchase —cannabis product information, retailer mapping, and online sales—into a single solution. This unique proposition significantly reduces the hassle of having to visit multiple websites in order to identify and acquire which specific type of cannabis product or dispensary will best suit a consumer’s needs.

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The cannabis industry’s growth is expected to continue after 2018 due to its stellar performance in the prior years. In 2018, the total revenue for the recreational cannabis segment grew by 45.0% as it reached $5.1 billion. In the same year, the recreational segment outpaced the sales of medical cannabis, which is expected to reach $4.5 billion, representing 17.8% growth from the prior year.

Industry Performance

According to Marijuana Business Daily (MBD), annual cannabis retail sales are primarily driven by new markets that legalize both medical and recreational cannabis. Colorado and Washington accounted for over $2 billion in total sales for the industry in 2018. California, on the other hand, shows extremely large potential as it is expected to generate $500 million in total sales for the recreational segment in its first legal year. Large growth in other recreational markets is also expected to occur, such as Nevada and Massachusetts (set to launch adult-use sales in summer of 2018).

For the medical cannabis segment, the industry will primarily be driven by the continuous expansion of mature medical cannabis markets such as New Mexico and Arizona. To compound, expanded patient access in new medical cannabis markets such as Florida, Pennsylvania, and Maryland are expected to further the segment’s growth.

The District of Columbia and 11 states – Alaska, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Nevada, Oregon, Vermont and Washington – have adopted the most expansive laws legalizing marijuana for recreational use. Most recently, Illinois became the second most-populous state to legalize recreational marijuana after Gov. J.B. Pritzker signed a bill passed by the legislature. Vermont earlier became the first state to legalize marijuana for recreational use through the legislative process, rather than via a ballot measure. Vermont’s law allows for adults age 21 and over to grow and possess small amounts of cannabis. However, it does not permit the sale of nonmedical cannabis. Some other state laws similarly decriminalized marijuana, but did not initially legalize retail sales.

Most other states allow for limited use of medical marijuana under certain circumstances. Some medical marijuana laws are broader than others, with types of medical conditions that allow for treatment varying from state to state. Louisiana, West Virginia and a few other states allow only for cannabis-infused products, such as oils or pills.

A number of states have also decriminalized the possession of small amounts of marijuana.

Industry Economic Impact

Beyond cannabis sales at a retail level, the industry’s total economic impact is substantial. Using the concept of an economic multiplier that quantifies the “ripple effect” of an initial dollar spent at retail, the chart below highlights the total impact of the industry on the US economy based on cannabis retail sales. The total impact in 2018 reached $33.8 billion, and projected to increase further to $77.4 billion by the end of 2022.

Overall, for each dollar spent/earned by cannabis companies, an additional three dollars in economic benefit will be realized. For example, a cannabis dispensary/store makes a sale for $100. The business then uses a portion of that money to pay an employee, who in turn uses a portion of that money to buy groceries at the local grocer, and so on – a process that creates a ripple of economic value, most of which remains in local communities. Another example: An infused products manufacturer pays $1,000 to a grow company, which then uses that money to buy supplies from a vendor, which then uses a portion of that money to pay employees, who then go out and spend in the community, etc.

The industry’s economic impact is based on retail marijuana sales and incorporates a multiplier of three. For every $1 consumers/patients spend at dispensaries, another $3 in economic benefits are created in cities, states, and nationwide.

Market Demand

In order to have an idea of the total demand for marijuana in the US, Cannabis Business Daily aggregates the expected sales of the industry with estimated value of the black market. In the present, illegal marijuana sales are estimated to amount to $50 billion to $55 billion. With more and more states legalizing medical and recreational use, the legal cannabis industry is expected to capture a significant portion of the black-market sales, ultimately boosting industry revenues to rival that of established industries such as cigarettes.

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Key Industry Trends

Cannabis Investments

Based on a survey conducted by Marijuana Business Daily, before 2018, investors channeled an average amount of $750,000 each into the cannabis industry. Looking at future prospects, MBD reports that investors are in fact ready to dig deeper into their pockets, with a significant number willing to invest upwards of $2 million. Further, the largest investors in the industry are aiming to channel over $30 million of their funds. Coupled with the organic expansion of the industry as more states legalize the product, these investments will also play a huge role in the industry’s overall growth.

Vertically Integrated Companies Seek to Dominate

According to Marijuana Business Daily, vertically integrated companies such as KSH are expected to continue growing in a sustainable and profitable manner as the industry progresses further. Such businesses have implemented standard operating procedures, as well as teams that are dedicated to various functions in the business. As a result, vertically integrated companies gain superior control over their supply chains and leverage economies of scale. Such businesses can thus profitably sell products at competitive prices compared to non-integrated producers.

Manufacturer Trends

Infused products and edibles are the fastest growing category in the cannabis industry, proving extremely popular with recreational consumers and medical patients alike. While flower still accounts for the majority of retail sales, concentrates and edibles continue to eat into flower’s share of the market with each passing year.

Manufacturers have taken notice and are extending product lines to occupy multiple segments of the infused products category. While this may maximize revenue in the short term, the industry grows more sophisticated by the day – and manufacturers that specialize on providing a top-quality product to a very narrow portion of the market may end up finding more success than those spread across multiple categories.

Products and Services Segmentation

The Cannabis industry is segmented by the different types of cannabis related businesses including Dispensaries & Recreational Stores, Wholesale Cultivators, Infused Product Manufacturers, Testing Labs and Ancillary Services, Technology & Products Companies. The table below shows the number of businesses that operate in each of the different segments of the cannabis industry.

As a cannabis information and directory that connects consumers with retailers that carry the specific cannabis strains for their needs, Greenery Map will primarily be competing under the Ancillary Services, Technology & Products Companies segment of the industry. While the segment comprises the largest number of businesses in the industry, it is nevertheless composed of different types of businesses with minimal similarities, apart from the fact that they all provide products and services related to cannabis.

According to Marijuana Business Daily, about 28% of ancillary services firms were established in 2016. Further, ancillary firms were noted to begin their revenue generating operations much quicker compared to other cannabis businesses as they do not need to obtain licenses and are generally met with less requirements or regulations. In this light, as of its latest report, Marijuana Business Daily estimates that over 79% of businesses under ancillary services are already generating revenue.

Sales, Marketing and Advertising

Overview

We intend to engage in a variety of promotional marketing tactics in order to generate demand for our medical cannabis search engine. We intend to implement a digital marketing strategy that consists of developing the Company’s website, search engine optimization, and social media.

We will also seek to utilize direct marketing strategies in order to drive potential customers to our website and application download pages. These strategies will include strategic partnerships and word-of-mouth. The goal of our marketing plan is to create a platform for long-term success and to increase brand awareness.

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Digital Marketing Campaign

Website

We have developed a website that we believe features a modern and stylish webpage design and an interface that is optimized to reflect our overall value proposition. We believe that the website provides simplified navigation and cohesive information about our history, our mission, social media links, and contact information. We intend to regularly update the user experience to provide an interactive, engaging, and user-friendly design to attract potential users with a link to download the application.

Search Engine Optimization (SEO)

Internet searches are by far the most common activity on the Internet. It is therefore crucial for us to appear among the top results when a user searches for keywords related to cannabis strains, dispensaries, and cannabis information sources. We intend to implement an aggressive search engine optimization strategy, whereby we will optimize content using keywords related to our business. By optimizing our website’s content and continuing to have an active social media presence, we hope to organically aggregate higher on Google, Bing, and Yahoo search engines.

Social Media

A strong online presence represents a relatively inexpensive promotional and informational strategy. We will aim to further develop and grow the followers of our social media platforms, including Facebook, Instagram, Twitter, YouTube, and LinkedIn. Real-time updates on these sites will also keep customers in the loop regarding new updates or features from the Company, in addition to daily news articles and other relevant information regarding cannabis. These social media websites also provide us with an avenue to produce highly engaging content that may reach a significantly large number of views in a short amount of time.

Social Media Advertising

We also intend to utilize social media advertising, such as Facebook ads, Instagram ads and more. These advertising campaigns will aim to drive more downloads and further grow the user base. Social media advertising is a highly efficient way to target potential customers that will be interested detailed information regarding different cannabis strains, as well as easy access to stores that carry products that a customer intends to purchase. By utilizing the information provided by social media data analytics, we are able to target individuals that show great potential in making purchases. Additionally, social media platforms are able to provide data and analytics regarding the advertisements that are circulated by the Company. Through this feature, we will be able to further calibrate our advertising content in order to build greater traction with users and drive them to download.

Social Media Influencers

Today’s social media influencers are considered the “new celebrities.” Once considered a fleeting marketing tool, the influencer ecosystem has proved to be a long-standing, viable segment for brands seeking to convert “Likes” to sales, all the while increasing brand recognition. According to a 2017 Influencer Marketing Hub study, there was a 325% uptick in Google searches for “influencer marketing” in the last year, with 57% of marketers having a stand-alone influencer budget.

We will seek to work closely with influencers, primarily through Instagram, to showcase our app. These influencers typically have “stickier,” more loyal followings that are more likely to act on a sponsored post. This should allow us to partner with influencers that are recognized for their cannabis support.

Direct Marketing Campaign

Strategic Partnerships

A major marketing component for us is our affiliate marketing strategy through partner companies such as dispensaries. The benefit of utilizing strategic partners lies in the mutually beneficial partnerships that are formed, which eventually lead to increasing the user base of all entities involved. Further, these channels provide the advantage of trackable and measurable marketing, where the Company is able to base its payments on the number of visitors that are brought by a specific partner.

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Word of Mouth and Referrals

Positive customer testimonials and reviews are one of the strongest forms of advertising and can be a key decision point for many potential customers. We will seek to utilize word of mouth marketing and referrals in order to build trust and reliability amongst potential customers including medical cannabis patients, recreational cannabis users, healthcare professionals and other individuals that have even a slight interest in cannabis products. Satisfied customers are extremely inclined to discuss their experience with friends, family, and colleagues, resulting in new business opportunities for us.

By offering an online product review component, consumers are able to freely express their thoughts and sentiments regarding the different strains, products, or dispensaries that are made available through Greenery Map. Should customers provide negative reviews, this will also allow vendors to immediately provide action or remedy and convert such reviews into positive testimonials.

Government Regulation

Cannabis, other than hemp, is a Schedule I controlled substance under the U.S. Controlled Substances Act of 1970, as amended (the “CSA”). Even in states or territories that have legalized cannabis to some extent, the cultivation, possession and sale of cannabis all remain violations of federal law that are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating these federal controlled substance laws, or conspire with another to violate them, and violating the federal cannabis laws is a predicate for certain other crimes under the anti-money laundering laws or The Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law.

For over five years, the U.S. government has not enforced those laws against cannabis companies complying with state law or against such companies’ vendors. We would likely be unable to execute our business plan if the federal government were to reverse its hands-off approach to the state legal cannabis markets, described below, and start strictly enforcing federal law regarding cannabis.

On January 4, 2018, then acting U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) rescinding certain past U.S. Department of Justice (the “DOJ”) memoranda on cannabis law enforcement, including the Memorandum by former Deputy Attorney General James Michael Cole (the “Cole Memo”) issued on August 29, 2013, under former President Obama’s administration. Describing the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources, the Cole Memo gave federal prosecutors discretion not to prosecute against state law compliant cannabis companies in states that were regulating cannabis to avoid violating eight federal priorities such as avoiding youth usage. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued over two-and-a-half years ago, however, U.S. Attorneys have not prosecuted state law compliant entities.

Former Attorney General William Barr testified in his confirmation hearing on January 15, 2019, that he would not upset “settled expectations,” “investments,” or other “reliance interest[s]” arising as a result of the Cole Memo, and that he does not intend to use federal resources to enforce federal cannabis laws in states that have legalized cannabis “to the extent people are complying with the state laws.” He stated: “My approach to this would be not to upset settled expectations and the reliance interest that have arisen as a result of the Cole Memorandum and investments have been made and so there has been reliance on it, so I don’t think it’s appropriate to upset those interests.” He also implied that the CSA’s prohibitions of cannabis may be null in states that have legalized cannabis: “[T]he current situation … is almost like a back door nullification of federal law.” Industry observers generally have not interpreted Attorney General Barr’s comments to suggest that the DOJ would proceed with cases against participants who entered the state-legal industry after the Cole Memo had been rescinded.

Federal prosecutors have significant discretion, and no assurance can be given that the federal prosecutor in each judicial district where we make a loan will not choose to strictly enforce the federal laws governing cannabis manufacturing or distribution. Any change in the federal government’s enforcement posture with respect to state-licensed cultivation of cannabis, including the enforcement postures of individual federal prosecutors in judicial districts where we make our loans, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to our loans to cannabis industry participants in the United States, which would adversely affect our operations, cash flow and financial condition.

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President Biden’s presidential campaign position on cannabis fell short of full legalization. According to the Biden campaign website: “A Biden Administration will support the legalization of cannabis for medical purposes and reschedule cannabis as a CSA schedule II drug so researchers can study its positive and negative impacts. This will include allowing the VA to research the use of medical cannabis to treat veteran-specific health needs.” He has pledged to “decriminalize” cannabis, which may be reasonably interpreted to mean that the U.S. Attorney General under his administration will order U.S. Attorneys not to enforce federal cannabis prohibition against state law compliant entities and others legally transacting business with them. Indeed, the Biden-Sanders Unity Platform, which was released at the time President Biden won the Democratic Party nomination for President, affirmed that his administration would seek to “[d]ecriminalize marijuana use and legalize marijuana for medical purposes at the federal level”; “allow states to make their own decisions about legalizing recreational use”; and “automatically expunge all past marijuana convictions for use and possession.”

While President Biden’s promise to decriminalize likely would mean that the federal government would not criminally enforce the schedule II status against state legal entities, the implications are not entirely clear. Although the U.S. Attorney General could order federal prosecutors not to interfere with cannabis businesses operating in compliance with states’ laws, the President alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms. While rescheduling cannabis to CSA schedule II would ease certain research restrictions, it would not make the state medical or adult use programs federally legal. Additionally, President Biden has not appointed any known proponents of cannabis legalization to the Office of National Drug Control Policy transition team. Furthermore, while industry observers are hopeful that changes in Congress, along with a Biden presidency, will increase the chances of banking reform, such as the SAFE Banking Act, we cannot provide assurances that a bill legalizing cannabis would be approved by Congress.

We believe that the basis for the federal government’s perceived détente with the cannabis industry extends beyond the strong public sentiment and ongoing prosecutorial discretion. Since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision were previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law.

Further, and while we do not intend to harvest, distribute or sell cannabis, if we conduct research with the cannabis plant, we could be deemed to be participating in cannabis cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

Corporate Information

Our principal executive offices are located at 11554 Lampeter Ct, Las Vegas, NV 89138. Our telephone number is (305) 799-3700. The address of our website is www.greenerymap.com. Information contained on or accessible through our website is not a part of this Offering Circular and should not be relied upon in determining whether to make an investment decision.

Properties

The following table summarizes pertinent details of our properties as of December 31, 2017:

Location	Owned or Leased	Lease Expiration	Type of Property
11554 Lampeter Ct, Las Vegas, NV 89138	Leased	Month-to-Month Lease	Principal Executive Office

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Employees

As of December 31, 2020, we had one employee. The employee was not represented by a union or parties to a collective bargaining agreement.

Legal Proceedings

We are not currently a party to any material legal proceedings. Although we are not currently a party any material legal proceedings, from time to time, we may be subject to various other legal proceedings and claims that are routine and incidental to our business. Although some of these proceedings may result in adverse decisions or settlements, management believes that the final disposition of such matters will not have a material adverse effect on our business, financial position, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our directors and executive officers as of April, 2021.

Name	Age	Position(s)
Dan Ishaki	71	Chairman and Chief Executive Officer
Carlos Mejia	47	Chief Technology Officer
Michael Goffinet	50	Chief Financial Officer

Board of Directors

Our articles of incorporation and bylaws provide that our board of directors will consist of between [three and five] directors, provided that the minimum and maximum number of directors may be increased or decreased by our board of directors from time to time. In accordance with our bylaws and Nevada law, our board of directors oversees the management of the business and affairs of the Company. Our directors are elected by our stockholders at our annual stockholders meeting for one-year terms and to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal. Stockholders are not entitled to cumulative voting in the election of our directors.

Dan Ishaki has served as our Chief Executive Officer and as a member of the board of directors since our founding in March 2018. Mr. Ishaki also served as President and CEO of Top Notch Security Products, LLC, a New York based iCloud service company, from April 2015 to December 2020. Prior to that, he was the CEO of the Marketing Department at L.C.T.M., LLC, a biometrics-based technology company, from January 2011 to January 2017. He studied at ORT, an engineering and technology institute in Tel-Aviv, Israel.

Non-Director Executive Officers

Michael Goffinet has served as our Chief Financial Officer since April 2021. Prior to that, Mr. Michael Goffinet managed his own public accounting practice since September 2011. Mr. Goffinet has served in various accounting and financial reporting capacities for companies such as United Healthcare, Sierra Health Services, PricewaterhouseCoopers, and Ernst & Young. Mr. Goffinet is a certified public accountant in Las Vegas, NV. He received a B.S. in Business Administration from California State University Fullerton in 1989.

Carlos Mejia has served as our Chief Technology Officer since March 2019. Mr. Mejia previously served as an engineering consultant and software architect for the Company beginning in December 2018. Since January 2006, Mr. Mejia is also the founder and CTO of 56 Interactive, a software development company. Mr. Mejia previously served as Senior Software Engineer and Team Lead at Station Casinos, a hotel and casino gaming company, from November 2017 to November 2018. Mr. Mejia received his Webmaster degree from FCC in 2006.

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Involvement in Certain Legal Proceedings

Except as disclosed below, to our knowledge, none of our current directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Party Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our named executive officers during the years ended December 31, 2020 and 2019: We only had one named executive officer that received compensation in an amount greater than $100,000 during the years ended December 31, 2020 and 2019:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Dan Ishaki,	2019	$180,000	$0	0	0	0	$180,000
Chairman and Chief Executive Officer	2020	$180,000	$0	0	0	0	$180,000

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General. During 2020 and 2019, we compensated our named executive officers through a base salary or a consulting fee Each of our named executive officers has substantial responsibilities in connection with the day-to-day operations of our Company.

Base Salary. In establishing base salaries for our named executive officers, our Compensation Committee will rely on external market data and peer data obtained from outside sources. In addition to considering the information obtained from such sources, our Compensation Committee will consider the following additional factors:

●	each named executive officer’s scope of responsibility;
●	each named executive officer’s years of experience and experience in our industry;
●	the types and amount of the elements of compensation to be paid to each named executive officer;
●	our financial performance and performance with respect to other aspects of our operations, such as our growth and profitability; and
●	each named executive officer’s individual performance and contributions to our performance, including leadership and team work.

Cash Bonuses. Our named executive officers will also be eligible to receive an annual cash bonus as a percentage of base salary based on our achievement of various metrics. Annual incentive awards will be intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the year. These bonuses will be subject to the discretion of the Compensation Committee each year as to whether and in what amounts they will be paid.

Stock Awards. Our stock incentive awards will be issued under an Omnibus Incentive Plan (the “Incentive Plan”), which has yet to be adopted as the date of this Offering.

Section 162(m) of the Code. Section 162(m) of the Code generally limits the corporate tax deduction for compensation in excess of  $1 million that is paid to our named executive officers. We intend to rely on a transition rule for corporations that become publicly held in connection with an initial public offering, which will continue until our annual stockholder meeting in approximately, 2022. During this transition period, the $1 million annual deduction limit will not apply to compensation paid under a plan that existed prior to the initial public offering. Following the transition period, we anticipate that any compensation paid to our named executive officers in excess of  $1 million limit will be nondeductible. The Compensation Committee has carefully considered the impact of Section 162(m) and its limits on deductibility and intends to design its compensation programs in a manner that minimizes the impact of this limit, where applicable.

Employment Agreements

On March 20, 2018, we entered into an employment agreement with our founder and Chief Executive Officer, Dan Ishaki in the amount of $180,000 per year.

Director Compensation

As of April, 2021, we have not paid nor offered our sole member of our board of directors compensation for their services.

Outstanding Equity Awards at Fiscal Year End

There were no outstanding equity awards as of December 31, 2019 that were held by our named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

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If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

●	the related person’s interest in the related person transaction;

●	the approximate dollar value of the amount involved in the related person transaction;
●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
●	whether the transaction was undertaken in the ordinary course of our business;
●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party; and
●	the purpose of, and the potential benefits to us of, the transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (iii) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and
●	a transaction that is specifically contemplated by provisions of our articles of incorporation or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

We did not have a written policy regarding the review and approval of related person transactions prior to this Offering. Nevertheless, with respect to such transactions, it was our policy for our board of directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by our board of directors.

Indemnification Agreements

Our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we intend to enter into indemnification agreements with our directors prior to the completion of the Offering.

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Related Party Transactions

We had $351,860 and $399,908 due to our shareholders as of December 31, 2019 and December 31, 2020, respectively. The loans are due within 30 days of the shareholder’s request. During 2020, we entered into a $37,000 loan to shareholder that received 74,000 shares of common stock in lieu of interest. The remaining loans accrue interest at five percent per annum on any outstanding amounts. Interest accrues at five percent per annum on any outstanding amounts. We paid no interest on these loans during 2019 or 2020, resulting in accrued interest payable of $8,102 and $28,427 as of December 31, 2019 and 2020. We included these amounts in Accrued expenses in the accompanying Balance Sheets.

We provided a vehicle for Mr. Ishaki, our founder and Chief Executive Officer, during 2019 and 2020. The vehicle was purchased for $24,992 and recorded in Property and Equipment. The purchase of the vehicle resulted in a loan of $23,999, which was recorded as Long-term Debt. We are current on its payments.

We entered into a lease effective December 29, 2017 for a residential property which we use as its headquarters. The monthly rent is $3,230. The lease ended April 30, 2021. We are currently renting the property on a month-to-month basis.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our Common Stock immediately prior to and immediately after the completion of this Offering by:

●	each stockholder known by us to beneficially own more than 5% of our outstanding Common Stock;

●	each of our directors;
●	each of our named executive officers; and
●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 10,120,000 shares of our Common Stock outstanding as of December 31, 2020 and 13,392,941 shares to be outstanding after the completion of this Offering, which assumes the maximum amount of shares were sold in the Offering.

	Shares of Common Stock Beneficially Owned Before the Offering		Shares of Common Stock Beneficially Owned After the Offering
Name of beneficial owner	Number	Percentage	Number	Percentage
5% Stockholders
Yosef Isaki	2,000,000	18	2,000,000	15
BH Locksmith, Inc.	1,000,000	9	1,000,000	7
Dan Ishaki	7,000,000	63	7,000,000	52

Named Executive Officers and Directors
Dan Ishaki	7,000,000	63	7,000,000	52
Michael Goffinet	0		0
Carlos Mejia	0		0

All directors and executive officers as a group (3 persons)	7,000,000	63	7,000,000	52

*Represents beneficial ownership of less than 1%.

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DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to the articles of incorporation and the bylaws that will be in effect upon the closing of this Offering. By becoming a stockholder in our Company, you will be deemed to have notice of and consented to these provisions of our articles of incorporation and bylaws.

We have two authorized classes of stock: preferred stock (no shares presently authorized), and common stock (500,000,000 million shares authorized).

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and to determine such preferred stock’s rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Presently, our board of directors has not authorized the creation or issuance of any shares or series of preferred stock, and there will be no shares of preferred stock issued or outstanding upon the closing of this Offering.

Anti-Takeover Provisions

Because we are incorporated in Nevada, we are governed by the provisions of Nevada Revised Statutes 78.378 to 78.3793, which prohibits a person who owns in excess of 10% of our outstanding voting stock from merging, consolidating or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 10% of our outstanding voting stock, unless the merger, consolidation or combination is approved in a prescribed manner. Any provision in our articles of incorporation or our bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

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Removal of Directors

A director may be removed for any reason by the affirmative vote of the holders of at least 50% of the votes that all our stockholders would be entitled to cast in an annual election of directors and for cause by the Chairman of the Board. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be VStock Transfer, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no public market for our Common Stock, and a liquid trading market for our Common Stock may not develop or be sustained after this Offering. Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding warrants and options, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity or equity-related securities.

Upon the closing of this Offering, we will have outstanding an aggregate of 13,140,247 shares of our Common Stock, assuming that all of the shares in the Offering are sold and that there is no exercise of outstanding options or warrants.

We are unable to estimate the number of shares of Common Stock that may be sold in the future.

All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been no public market for shares of our Common Stock. The principal factors considered in determining the Offering price include:

●	the information set forth in this Offering Circular;

●	our history and prospects and the history of and prospects for the industry in which we compete;
●	our past and present financial performance;
●	our prospects for future earnings and the present state of our development;
●	an assessment of our management;

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●	the general condition of the securities markets at the time of this Offering;
●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
●	other factors deemed relevant us.

We cannot assure investors that an active trading market will develop for shares of our Common Stock, or that shares will trade in the public market at or above the Offering price.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

1.	Contact us via phone or email;
2.	Electronically download, review, execute and deliver to us a subscription agreement; and
3.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction, except for any wire fees.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares and warrants subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Selling Stockholders

This offering statement also relates to the offering by the selling stockholders of up to an aggregate of 259,740 shares of the Company’s Common Stock. Sales by the selling stockholders will be made on the same terms and in the same manner as those by the Company, and any sales under this offering statement must be made on a pro rata basis among the Company and the selling stockholder (approximately 90% to the Company, 10% to the selling stockholders), provided that, the selling stockholders may, at any time, withdraw from this arrangement, and thereby may sell shares in the amount and at the time determined solely by the selling stockholder. Selling stockholders will offer their shares at a fixed price of $3.85 per share. We will not receive any proceeds from the sale of those shares being sold by selling stockholders.

The table below provides further information regarding selling stockholders:

Selling Shareholder	Number of Common Shares owned prior to offering	Number of Common Shares being offered	Number of Common Shares to be owned after Offering
Dan Ishaki	7,000,000	116,883	6,883,117
Yosef Ishaki	2,000,000	38,961	1,961,039
Adam Kruma	130,000	13,000	117,000
Pirate Capital	151,800	25,974	172,890	*
Rot, Michal	99,666	9,967	89,699
Rot, Doron	20,000	2,000	18,000
Rot, Maya	4,000	400	3,600
Eran Levi and Hana Sheleg	416,667	41,667	375,000
Jonathan D. Schiff, M.D.	200,000	20,000	180,000

*Non-dilutive for 18 months from qualification

Total	10,022,133	268,852	9,792,147

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The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer the Shares on a best effort’s basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we will immediately deposit said proceeds into our bank account and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see “How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

i.	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;
ii.	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see “How to Calculate Net Worth”);
iii.	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;
iv.	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this Offering, with total assets in excess of $5,000,000;
v.	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;
vi.	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;
vii.	You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this Offering; or
viii.	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

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How to Calculate Net Worth: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this Offering.

Under Rule 251 of Regulation A, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

In order to purchase shares of our Common Stock and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

Offering Period and Expiration Date

This Offering will start on or after the date that the Offering is qualified by the SEC and will terminate on the Termination Date.

Procedures for Subscribing

US investors who participate in this Offering will be required to wire their funds directly to the Company to account specified by the Company. Non-US investors may participate in this Offering by following the same procedure, but shall be responsible for paying any wire fees.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (the form of which is attached to the Offering Statement as Exhibit 4.1) and the funds required under the subscription agreement have been transferred to our account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction, other than wire fees

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by JS-Barkats PLL, New York, New York.

CONSULTANTS

Our strategy and the terms of the Offering have been developed with the collaboration of Elana M. Hirsch-Barkat, president and sole owner of Pirate Capital LLC (www.Piratecapital.co).

EXPERTS

The financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report of RBSM LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the consummation of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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Greenery Map, Inc.

38

805 Third Avenue
New York, NY 10022

212.838.5100

www.rbsmlllp.com

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Greenery Map, Inc.

We have audited the accompanying financial statements of Greenery Map, Inc. (a Nevada corporation), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greenery Map, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

New York, NY

May 11, 2021

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Greenery Map, Inc.

BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

	2020	2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$33,857	$242
Total Current Assets	33,857	242

Property and equipment, net	14,370	19,369
Notes receivable - related party	2,000	-

TOTAL ASSETS	$50,227	$19,611

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Credit card debt	$18,899	$30,285
Current portion of long-term debt	5,859	5,558
Accrued expenses	562,344	345,996
Loans from shareholders - related party	499,908	451,860
Total Current Liabilities	1,087,010	833,699

Long-term debt (less current portion)	7,521	11,992

TOTAL LIABILITIES	1,094,531	845,691

Commitments and contingencies	-	-

STOCKHOLDERS’ DEFICIT
Common stock, $.0001 par value, 100,000,000 authorized; 2019 - 10,000,000; 2020 - 10,120,000 shares issued	912	900
Additional paid-in-capital	59,988	-
Common stock payable	164,192	-
Accumulated deficit	(1,269,396)	(826,980)
TOTAL STOCKHOLDERS’ DEFICIT	(1,044,304)	(826,080)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$50,227	$19,611

The accompanying notes are an integral part of these financial statements

40

Greenery Map, Inc.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	For the Year Ended December 31,
	2020	2019
SELLING, GENERAL AND ADMINISTRATIVE:
General and administrative expenses	398,351	281,149
Software development costs	45,065	230,394
TOTAL SELLING, GENERAL AND ADMINISTRATIVE	443,416	511,543

Other income	1,000	-

NET LOSS	$(442,416)	$(511,543)

The accompanying notes are an integral part of these financial statements

41

Greenery Map, Inc.

STATEMENT OF STOCKHOLDERS’ DEFECIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Common Stock		Additional Paid-in	Common Stock	(Accumulated	Total Stockholder’s
	Shares	Amount	capital	Payable	deficit)	Deficit
Balance, January 1, 2019	10,000,000	$1,000	$99,000	$-	$(315,437)	$(214,537)
Reclass of common stock to debt	-	(100)	(99,900)	-	-	(100,000)
Net Loss	-	-	-	-	(511,543)	(511,543)
Balance, January 1, 2020	10,000,000	900	-	-	(826,980)	(826,080)
Common stock issued for cash and services	120,000	12	59,988	164,192	-	224,192
Net Loss	-	-	-	-	(442,416)	(442,416)
Balance, January 1, 2019	10,120,000	$912	$59,988	$164,192	$(1,269,396)	$(1,044,304)

The accompanying notes are an integral part of these financial statements

42

Greenery Map, Inc.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	For the Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(442,416)	$(511,543)
Adjustment to reconcile change in net loss to net cash and cash equivalents used in operating activities:
Depreciaton expense	4,998	4,998
Non-cash stock transaction in lieu of services	54,192	-

Changes in operating assets and liabilities:
Other assets	(2,000)	-
Other current liabilities	(11,386)	28,398
Accrued expenses	216,348	198,951

NET CASH USED IN OPERATING ACTIVITIES	(180,264)	(279,195)

CASH FLOWS FROM INVESTING ACTIVITIES:
	-	-
NET CASH USED IN INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans from shareholders	235,123	312,077
Loan repayments to shareholders	(187,074)	(32,443)
Payment of long-term debt	(4,170)	(5,595)
Proceeds from sale of common stock	170,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	213,879	274,039

Net increase (decrease) in cash and cash equivalents	33,615	(5,156)

Cash and cash equivalents, beginning of year	242	5,398

Cash and cash equivalents, end of year	$33,857	$242

SUPPLEMENTAL CASH FLOW INFORMATION:

NON-CASH ACTIVITIES:
Cash paid for taxes	$-	$-
Cash paid for interest	$4,432	$2,615

The accompanying notes are an integral part of these financial statements

43

GREENERY MAP, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND

NOTE 1 - ORGANIZATION AND OPERATIONS

Greenery Map, Inc. (referred to as “Greenery” or the “Company”) was incorporated under the laws of Nevada on March 28, 2018. Greenery is an innovative, comprehensive, cannabis search engine and e-commerce delivery platform that provides an easy way to connect users looking to achieve a specific mood with the cannabis product that will provide the effects. Once they choose the product, the platform will connect them with the dispensaries that have the product, and users can easily pay with a credit card for a seamless delivery order.

Greenery believes that the greatest advantage of cannabis lies in the knowledge and understanding of which products are the best fit and appropriate for a user’s desired needs. Thus, the Company’s mission is to connect people with the most up-to-date information for specific cannabis strains and their effects in order to provide users with the cannabis product that will deliver them the desired result. Greenery’s search engine is functional and operational, but the Company has not generated any revenues since inception.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements include the financial statements of the Company. The Company had no subsidiaries.

Use of Estimates

In preparing financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include, but are not limited to, the allowance for bad debt, income taxes and unrecognized tax benefits, and assumptions used in assessing impairment of long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without any restrictions.

Revenue Recognition

Revenue is recognized when the control of the promised goods, through performance obligation, is transferred to the customer in an amount that reflects the consideration the Company expected to be entitled to in exchange for the performance obligations. The Company will generate substantially all its revenue from the sale of cannabis and hemp products through contracts with customers, relationships with wholesalers and distributors, and sales of products directly to consumers. Cannabis and hemp products are sold through various distribution channels. Revenue is recognized when the control of the goods is transferred to the customer, which occurs at a point in time, typically upon delivery to or receipt by the customer, depending on shipping terms. In determining the transaction price for the sale of goods, we consider the effects of variable consideration. Some contracts for the sale of goods may provide customers with a right of return, volume discount, bonuses for volume/quality achievement, or sales allowances. In addition, we may provide, in certain circumstances, a retrospective price reduction to a customer based primarily on inventory movement. These items give rise to variable consideration. The Company use historical evidence, current information, and forecasts to estimate the variable consideration.

44

GREENERY MAP, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and impairment. Depreciation of property and equipment are calculated on the straight-line method over their estimated useful lives or lease terms generally as follows:

Classification	Useful Life
Equipment	1 to 10 years
Building Improvements	11 to 20 years

Income Taxes

The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. The Company establishes valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company classifies potential accrued interest and penalties related to unrecognized tax benefits within the accompanying consolidated statements of operations and comprehensive income (loss) as income tax expense.

Related Parties

The Company follows subtopic 850-10 of the FASB ASC for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 related parties include:

a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the FV option under the FV Option Subsection of Section 825– 10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to the extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

45

GREENERY MAP, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND

The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates it is probable a material loss was incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

New Accounting Pronouncements

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by the Company to have a material impact on the Company’s present or future financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had an accumulated deficit of approximately $1,269,396 at December 31, 2020, and net loss of $442,416 for the twelve months ended December 31, 2020. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

46

GREENERY MAP, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, consist of the following:

	2020	2019
Property and equipment	$24,992	$24,992
Less: accumulated depreciation	10,622	5,623
Property and equipment, net	$14,370	$19,369

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company had $451,860 and $499,908 due to shareholders of the Company as of December 31, 2019 and December 31. 2020, respectively. The loans are due within 30 days of the shareholder’s request. During 2020, the Company entered into a $37,000 loan to shareholder that received 74,000 shares of common stock in lieu of interest, therefore the Company recorded $17,760 as interest expenses based on the fair market value of the common stock. The remaining loans accrue interest at five percent per annum on any outstanding amounts. The Company paid no interest on these loans during 2019 or 2020, resulting in accrued interest payable of $8,102 and $28,427 as of December 31, 2019 and 2020. The Company included these amounts in Accrued expenses in the accompanying Balance Sheets.

As of December 31, 2020 the Company had a note receivable of $2,000, at a zero interest rate, to Top Notch Security, which is 100% owned by the founder and CEO of the Company. The note has subsequently been paid off.

The Company provided a vehicle for its founder and CEO during 2019 and 2020. The vehicle was purchased for

$24,992 and recorded in Property and Equipment. The purchase of said vehicle resulted in a loan of $23,999 and was recorded as Long-term Debt. The Company is current on its payments.

The Company entered into a lease effective December 29, 2017 for a residential property which the Company uses as its headquarters. The monthly rent is $3,230. The lease ended April 30, 2021. The Company is currently renting the property on a month-to-month basis.

NOTE 6 – ACCRUED EXPENSES

The Company’s founder and CEO had agreed to accrue his salary since inception. The Company had accrued payroll of $337,894 and $529,042 as of December 31, 2019 and 2020, respectively. The remainder of Accrued Expenses represents accrued interest for shareholder loans. See Note 5 – Related Party Transactions above.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

See paragraph four in Note 5 – Related Party Transactions.

47

GREENERY MAP, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND

NOTE 8 – STOCKHOLDERS’ EQUITY (DEFICIT)

Shares Authorized

The Company is authorized to issue 500 million shares of common stock with a par value of $0.0001 per share. As of December 31, 2019 and December 31, 2020, 10,000,000 and 10,120,000 shares were issued and outstanding.

Common Stock Transactions

During 2018 (inception year) the following stock transactions occurred:

Founder and CEO the Company received 7,000,000 shares of common stock.

The Company issued 2,000,000 shares of common stock to Yosef Ishaki, respectively. BH

Locksmith, Inc. purchased 1,000,000 shares for $100,000 during 2018.

The Company did not issue any common stock during 2019; however, the Company did enter into an agreement with BH Locksmith, Inc. to repurchase 1,000,000 shares of its common stock by December 31, 2019, for $100,000. If the Company was unable to repurchase the common stock, the agreement required the Company to pay the prime interest rate on any outstanding effective January 1, 2020. The Company was unable to fund any of the outstanding balance; therefore, it recorded $100,000 as loans to shareholders and recorded an offsetting amount in Common Stock. The Company recorded accrued interest related to this transaction in Accrued expenses in the accompanying balance sheet. Accordingly, the Company has reclassified the $100,000 from equity to debt as of December 31, 2020 and 2019.

During 2020, the following stock transactions occurred:

The Company sold but not issued 416,667 shares to Eran Levi and Hana Sheleg for $100,000. The Company sold but not issued 41,667 shares to Michal Rot for $10,000.

The Company agreed to issue 50,000 shares to Michal Rot in exchange for a $25,000 interest-free loan. See Note 5 – Related Party Transactions for loan variables.

The Company agreed to issue 20,000 shares to Doron Rot in exchange for a $10,000 interest-free loan. See Note 5 – Related Party Transactions for loan variables.

The Company agreed to issue 4,000 shares to Michal Rot in exchange for a $2,000 interest-free loan. See Note 5 – Related Party Transactions for loan variables.

The Company issued 120,000 shares to Adam Kruma for $60,000.

The Company agreed to issue 151,800 shares to Pirate Capital LLC, an investment advisory firm, for services rendered. The fair market value of this non-cash transaction was recorded in General and administrative expenses.

The transactions of common stock shares “sold but not issued” or “agreed to issue” above were recorded a Common stock payable resulting in balance as of December 31, 2020 of $164,192. Common stock share related to these transaction have subsequently been issued by the Company in April 2021.

NOTE 9 – SUBSEQUENT EVENTS

The Company evaluated subsequent events from the most recent balance sheet date of the financial statements to May 11, 2021, for the purposes of disclosure or recognition in the financial statements.

On February 15, 2021, the Company increased its authorized Common Stock shares from 100 million to 500 million and authorized 1 million of Preferred Stock.

The Company issued 200,000 shares to Jonathan D. Shiff, M.D. for $50,000.

The Company issued 8,000 shares to Michal Rot for $8,000.

48

PART III — EXHIBITS

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Articles of Incorporation of Greenery Map, Inc.
2.4	Bylaws of Greenery Map, Inc.
4.1	Form of Subscription Agreement
10.1	Power of attorney — reference is made to the signature page of this offering statement.
11.1	Consent of RBSM LLP
11.2	Consent of JSBarkats PLLC (Included in Exhibit 12.1)
12.1	Opinion of JSBarkats PLLC

49

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 14, 2021.

GREENERY MAP, INC.

By:	/s/ Dan Ishaki
Dan Ishaki
Chairman of the Board of Directors and
Chief Executive Officer

50